CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 19, 2012,  relating to the financial statements and financial highlights of Templeton Foreign Fund and Templeton World Fund which appear in the August 31, 2012 Annual Reports to Shareholders of Templeton Funds, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

December 26, 2012